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| FORM 4 |                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
----------                                      Washington, D.C. 20549                           ------------------------------
[_] Check this box if                                                                                    OMB APPROVAL
    no longer subject                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                ------------------------------
    to Section 16.                                                                                OMB Number:        3235-0287
    Form 4 or Form 5              Filed pursuant to Section 16(a) of the Securities               Expires: December 31, 2001
    obligations may                  Exchange Act of 1934, Section 17(a) of the                   Estimated average burden
    continue. See                   Public Utility Holding Company Act of 1935 or                 hours per response...... 0.5
    Instruction 1(b).             Section 30(f) of the Investment Company Act of 1940            ------------------------------

(Print or Type Responses)
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
1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol        6.  Relationship of Reporting
                                                                                                     Person(s) to Issuer
     Wilks   Marylaurel     E.                   Speedway Motorsports Inc. (NYSE: TRK)               (Check all applicable)
-----------------------------------------------------------------------------------------------           Director       10% Owner
     (Last)   (First)    (Middle)            3.  I.R.S. Identification     4.  Statement for         -----          -----
                                                 Number of Reporting           Month/Year              X  Officer        Other
     5555 Concord Parkway South                  Person, if an entity          Dec. 2001             -----          -----
--------------------------------------------     (Voluntary)             ----------------------      (give title    (specify below)
              (Street)                                                     5.  If Amendment,            below)
                                                                               Date of Original      VP Communications & General
     Concord,   NC       28027                   ###-##-####                   (Month/Year)           Counsel
                                                                                                     ----------------------------
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     (City)   (State)    (Zip)                   7.  Individual or Joint/Group Filing (Check Applicable Line)
                                                       X   Form filed by One Reporting Person
                                                     -----
                                                           Form filed by More than One Reporting Person
                                                     -----
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                          Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1. Title of           2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   Security              action     action          or Disposed of (D)                Securities           ship          of In-
   (Instr. 3)            Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
                         (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/                                                         End of Month         (D) or        ficial
                         Year)   -----------------------------------------------                           Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)
                                                                                                           (Instr. 4)    (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required              (Over)
to respond unless the form displays a currently valid OMB-control number.                                         SEC 1474 (3-99)
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FORM 4 (continued)         Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
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
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------------
                                                                           Code      V                 (A)         (D)
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Common Stock Purchase Option/1/      18.85             12/13/01            A         V               7,000
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FORM 4 (continued)         Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
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
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of Deriv-     direct
                                 (Month/Day/                                    Secur-      ities            ative         Bene-
                                 Year)                                          ity         Bene-            Security      ficial
                                                                                (Instr.     ficially         Direct        Owner-
                               --------------------------------------------     5)          Owned            (D) or        ship
                               Date     Expira-                  Amount or                  at End           Indirect      (Instr.
                               Exer-    tion         Title       Number of                  of               (I)           4)
                               cisable  Date                     Shares                     Month            (Instr. 4)
                                                                                            (Instr. 4)
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                              4/01/02   10/01/11  Common Stock    7,000                    40,950/2/         D
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Explanation of Responses:
/1/ Option Granted pursuant to 1994 Speedway Motorsports Stock Option Plan.
/2/ This figure includes all options regardless of exercise price and expiration date.

                                                                           -----------------------------------  -----------------
** Intentional misstatements or omissions of facts constitute                **Signature of Reporting Person          Date
    Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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